Exhibit 10.1

FIRST AMENDMENT TO CHANGE OF CONTROL AGREEMENT

This First Amendment to Change of Control Agreement (“Amendment”), dated as of March 11, 2021 (“Effective Date”), is by and between Roy E. McNiven (“Executive”) and CSI Compressco GP LLC f/k/a CSI Compressco GP, Inc. (“Company”) (Executive and Company collectively, the “Parties”).

WHEREAS, the Parties are parties to the Change of Control Agreement effective August 10, 2020 (“Existing COC Agreement”);

WHEREAS, the Parties desire to amend certain terms of the Existing COC Agreement;

WHEREAS, the Parties agree that a Change of Control occurred on January 29, 2021, with the Purchase and Sale Agreement between Spartan Energy Holdco, LLC, TETRA Technologies, Inc., and Spartan Energy Partners LP;

WHEREAS, Executive has contended that Executive has suffered a material diminution in his authority, duties, and responsibilities so as to qualify as Good Reason; and

WHEREAS, in the spirit of compromise and to avoid uncertainty in the future, the Executive and the Company have agreed to amend the Existing COC Agreement as stated in this Amendment.

NOW, THEREFORE, the Parties agree as follows:

1.Amendment.

(A)Section 2 of the Existing COC Agreement is hereby amended by adding the following:

If a Termination based on Executive’s resignation for any reason occurs on or after July 29, 2021 but before February 4, 2022 (“Special Termination”), subject to Section 3(c) and 3(d), the Company shall pay to Executive: (a) on the 60th day following the date of the Special Termination $550,000.00, less applicable tax withholdings and deductions, in a single lump sum payment (“Special Termination Payment”); and (b) any short-term cash-based incentive plan award for 2021 for Executive (“2021 STIP”) that remains unpaid as of any Date of Termination based on a Special Termination to the extent the applicable performance objectives are met for such 2021 STIP to be awarded, provided that any such 2021 STIP will be paid on a pro-rated basis based on the number of full months in 2021 occurring prior to any Date of Termination for a Special Termination divided by twelve.  Any payment of a 2021 STIP to Executive shall be made when similar awards are made to such corporate participants on or before March 31, 2022 but no sooner than March 1, 2022.  Notwithstanding anything stated in this Agreement: (i) except as stated in Section 3(b), the Special Termination Payment and the 2021 STIP are the only payments that Executive is eligible to receive under this Agreement relating to or arising from the Change of Control caused by the January 29, 2021, Purchase and Sale Agreement between Spartan Energy Holdco, LLC, TETRA Technologies, Inc., and Spartan Energy Partners LP (“Spartan Transaction”) based on a Termination by resignation of Executive, including, without

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limitation, any actual or alleged constructive discharge, based on any actual or alleged material diminution in Executive’s authority, duties or responsibilities (collectively, “Responsibility Trigger”); and (ii) Executive may not resign for Good Reason based on the Responsibility Trigger or after February 4, 2022 and be eligible to receive any amounts referenced in Section 3 prior to any Change of Control occurring after, and separate and apart from, the Spartan Transaction. Executive remains entitled to assert any Qualifying Termination occurring during the Protected Period after the Spartan Transaction based on any unilateral and involuntary Termination by the Company other than for Cause, when Executive remains willing and able to continue providing services.

(B)Section 3(b) of the Existing COC Agreement is hereby amended by deleting the existing Section 3(b) and replacing it with the following:

(b)Subject to Sections 3(c) and 3(d), if a Qualifying Termination or a Special Termination occurs with respect to the Executive, then (i) except as expressly prohibited as of the Effective Date by the terms of the applicable plan under which any such award is granted, all stock options, restricted units, phantom units, unit awards, unit appreciation rights, or other awards based in common units of the Partnership held by Executive and not previously vested shall become immediately 100% vested as of the Date of Termination, as applicable, (except with respect to an award that is subject to the Section 409A Rules if such acceleration would result in the imposition of applicable taxes and interest under the Section 409A Rules) and (ii) each option shall remain exercisable until the respective expiration dates of such options. Unless such acceleration is expressly prohibited as of the Effective Date by the terms of the applicable plan under which any such award is granted, the accelerated vesting of all options, restricted units, phantom units, unit awards, unit appreciation rights or other awards required by this Section 3(b) shall govern and have the effect of amending the award agreement relating to the award to be accelerated.

(C)Section 3(c) of the Existing COC Agreement is hereby amended by deleting the existing Section 3(c) and replacing it with the following:

(c)Release.  Notwithstanding anything in this Agreement to the contrary, no payment other than payment of the Accrued Obligations shall be made or benefits provided pursuant to this Agreement unless and until Executive signs and returns to the Company within 50 days following the date of a Qualifying Termination or the date of a Special Termination, as applicable, and does not revoke within seven days thereafter, any portion of a release and waiver agreement (“the Release of Claims”) in substantially the same form as that attached hereto as Exhibit A, with, in the case of a Special Termination, revisions made to reference a Special Termination in exchange for the benefits described in this Section 3 in the case of a Qualifying Termination and in exchange for the benefits described in Section 2 and in Section 3(b) in the case of a Special Termination, releasing and waiving all claims for liability and damages in any way related to Executive’s employment against the Partnership Group, TETRA Technologies, Inc. (“TETRA”), Spartan Energy Holdco, LLC, Spartan Energy Partners LP and any of their respective affiliates, directors, officers, employees and agents, and any of their respective employee benefit plans and fiduciaries and agents of such plans.

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(D)Section 3(d)(iv) of the Existing COC Agreement is hereby amended by deleting the existing Section 3(d)(iv) and replacing it with the following:

(iv)If payment of any amount pursuant to this Agreement on the 60th day following the Date of Qualifying Termination or the date of a Special Termination, as applicable, would cause such amount to be subject to additional taxes under the Section 409A Rules, such amounts shall be paid in accordance with the terms governing the timing of such payment as provided in the applicable plan or agreement.

(E)Section 4(a) of the Existing COC Agreement is hereby amended by deleting the last sentence of Section 4(a) and replacing it with the following:

Notwithstanding any other provision of this Agreement to the contrary, Executive shall only be required to comply with the provisions of Section 4(d) following the Date of Termination if Executive receives the benefits as provided in Section 3 above if the Termination is a Qualifying Termination or the benefits as provided in Section 2 and Section 3(b) if the Termination is a Special Termination.

(F) Section 5(a) of the Existing COC Agreement is hereby amended by deleting the existing Section 5(a) and replacing it with the following:

(a)Anything in this Agreement to the contrary notwithstanding, if the Executive is a “disqualified individual” (as defined in Section 280G of the Code), and the severance benefits provided in Section 2 or Section 3, as applicable, together with any other payments which the Executive has the right to receive, would constitute a “parachute payment” (as defined in Section 280G of the Code), the severance benefits provided hereunder that constitute a parachute payment shall be either (i) reduced (but not below zero) so that the aggregate present value of such payments received by the Executive from the Company will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).

(G) Section 5(b) of the Existing COC Agreement is hereby amended by deleting the first sentence of Section 5(b) and replacing it with the following:

In making any reductions pursuant to Section 5(a), above, the Company shall reduce or eliminate amounts first by reducing those amounts that are not payable in cash, and then by reducing or eliminating cash amounts, in each case in reverse order beginning with amounts, if any, that are to be paid the farthest in time from the Date of Qualifying Termination or the date of Special Termination, as applicable; provided, however, that no amount that is subject to the Section 409A Rules shall be reduced or eliminated until all amounts that are not subject to the Section 409A Rules have been eliminated, and then all such amounts that are subject to the Section 409A Rules shall not be reduced in reverse order but shall be reduced proportionally.

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(H)Section 6(c) of the Existing COC Agreement is hereby amended by deleting the existing deleting the existing Section 6(c) and replacing it with the following:

(c) Cooperation.  If Executive becomes entitled to benefits under Section 2 and/or Section 3 of this Agreement, Executive agrees, for a one-year period following the Date of Termination, to provide reasonable cooperation to the Partnership Group in response to reasonable requests made by the Company for information or assistance, including but not limited to, participating upon reasonable notice in conferences and meetings, providing documents or information, aiding in the analysis of documents, or complying with any other reasonable requests by the Company including execution of any agreements that are reasonably necessary, provided such cooperation relates to matters concerning Executive’s duties with the Partnership Group and the requests do not, in the good faith opinion of Executive, materially interfere with Executive’s other activities

(I)Section 6(f) of the Existing COC Agreement is hereby amended by deleting the existing notice address for the Company and replacing it with the following:

If to Company:

CSI Compressco GP LLC

9595 Six Pines Drive, Suite 4000

The Woodlands, Texas 77380

Attention: Chief Executive Officer

(J)Section 6(g) of the Existing COC Agreement is hereby amended by deleting the first sentence of Section 6(g) and replacing it with the following:

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and by the Chairman of the Board or the Chief Executive Officer of the Company.

(K)Number 7 of Annex I to the Existing COC Agreement is hereby amended by deleting 7(b)(i)-(v) in its entirety and adding the following after 7(a) and before the paragraph in Number 7 that begins “Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation would be subject to the income tax under the Section 409A Rules…”:

The Company and Executive agree that any sale or merger of any kind involving only Spartan Energy Holdco, LLC, Spartan Energy Partners LP, and/or any of either of their Affiliates and Company or Partnership shall not constitute a Change of Control for the purposes of this Agreement.

(L)Number 19 of Annex I to the Existing COC Agreement is hereby amended by deleting the existing Number 19 and replacing it with the following:

19.Protected Period. The "Protected Period" shall mean the period of time beginning with the Change of Control and ending on the two-year anniversary of such Change of Control or Executive's death, if earlier; provided, however, if Executive's employment

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with the Company is terminated by the Company other than for Cause during the Term and within six months prior to the date on which a Change of Control occurs (e.g., not during the Protected Period), and it is reasonably demonstrated by Executive that such termination was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or otherwise arose in connection with or anticipation of the Change of Control, then for purposes of determining whether a Qualifying Termination has occurred and only for such purposes, the Change of Control shall be deemed to have occurred on the date immediately prior to the Date of Termination and Executive shall be deemed to have experienced a Qualifying Termination by the Company other than for Cause.

2.Effect on the Existing COC Agreement.  Except as specifically amended by this Amendment, all terms of the Existing COC Agreement shall remain in full force and effect.  The term “Agreement” as used in the Existing COC Agreement shall mean the Existing COC Agreement as amended by this Amendment.  Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have their respective meanings set forth in the Existing COC Agreement.

3.Other.

(A)This Amendment shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas.  The Parties agree that the language in this Amendment shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.

(B)This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(C)This Amendment, along with the Existing COC Agreement and the July 27, 2020 letter agreement between the Company and Executive concerning a cash retention award and the related Exhibit A, constitute the entire agreement among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, related to the subject matter hereof.

(D)This Amendment shall not be amended or revised except in a writing executed by both of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the Effective Date.

ROY E. MCNIVEN	CSI COMPRESSCO GP LLC
By: /s/ Roy E. McNiven	By: /s/ John E. Jackson
Printed Name: John E. Jackson
Title: Chief Executive Officer
Date: March 11, 2021	Date: March 11, 2021

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